Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	President
	IPG Photonics Corporation	Sharon Merrill Associates
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS 9% REVENUE GROWTH FOR THIRD QUARTER 2016
Record Quarterly Revenues of $266.0 Million Driven by Strength in Materials Processing Sales
Growth in Core Applications From Strong Asian Sales and Solid Sales in Europe
OXFORD, Mass. – October 27, 2016 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the third quarter ended September 30, 2016.

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data)	2016	2015	% Change	2016	2015	% Change
Revenue	$266.0	$243.5	9%	$726.1	$677.6	7%
Gross margin	54.4%	54.7%		54.7%	54.6%
Operating income	$94.1	$89.6	5%	$259.1	$259.0	—%
Operating margin	35.4%	36.8%		35.7%	38.2%
Net income attributable to IPG Photonics Corporation	$69.2	$62.8	10%	$185.6	$181.5	2%
Earnings per diluted share	$1.29	$1.18	9%	$3.45	$3.40	1%
Management Comments
"IPG achieved another quarter of record sales for the third quarter of 2016," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "Sales of $266 million were above the high end of our guidance range, reflecting a rebound in our core materials processing applications driven by increased demand in Asia, North America and certain parts of Europe. In addition to our record sales, we are also encouraged by robust bookings that remained strong throughout the quarter and were not impacted by the typical seasonality. As a result, our book-to-bill was above one for the third quarter."
Materials processing sales increased 10% year-over-year, primarily driven by demand for IPG's core cutting and welding applications, as well as strength in marking and engraving, laser sintering, hole drilling and cladding applications. High-power fiber laser sales had a record quarter with 17% growth year-over-year, while sales of medium-power, pulsed, QCW and laser systems decreased by single digits compared with the prior year. Sales to other markets were flat from the same quarter last year. Strong growth in telecom sales was offset by lower sales for medical and advanced applications. On a geographic basis, IPG reported strong growth in China, Japan and Korea despite foreign exchange headwinds, while sales in Europe and North America were up slightly from the third quarter of last year.
During the third quarter, IPG generated $87.7 million in cash from operations and used $30.8 million to finance capital expenditures. IPG ended the quarter with $772.5 million in cash and cash equivalents and short-term investments, representing an increase of $83.4 million from December 31, 2015.
Business Outlook and Financial Guidance
"We are seeing strong momentum in our business as we enter the final quarter of our fiscal year. We have significant opportunities to expand our business through both existing and new OEMs and end-users as we develop innovative products to address applications beyond our core markets. While the fourth quarter can be seasonally weaker, we believe we are well positioned for continued strong year-over-year sales and earnings growth and are confident in our short- and long-term opportunities," concluded Dr. Gapontsev.
IPG Photonics expects revenue in the range of $255 million to $270 million for the fourth quarter of 2016. The Company anticipates earnings per diluted share in the range of $1.17 to $1.32 based on 53,761,000 diluted common shares, which includes 53,071,000 basic common shares outstanding and 690,000 potentially dilutive options at September 30, 2016. As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.89, Russian Ruble 63, Japanese Yen 101 and Chinese Yuan 6.68, respectively.
Conference Call Reminder
The Company will hold a conference call today, October 27, 2016 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the "Investors" section of the Company's website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. An archived version of the webcast will be available for approximately one year on IPG's website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, strong momentum in IPG's business, significant opportunities to expand its business, development of innovative products to address applications beyond its core markets, continued strong year-over-year sales and earnings growth, and guidance for the fourth quarter of 2016. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 26, 2016) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except per share data)
NET SALES	$266,017	$243,541	$726,052	$677,639
COST OF SALES	121,226	110,237	329,147	307,805
GROSS PROFIT	144,791	133,304	396,905	369,834
OPERATING EXPENSES:
Sales and marketing	10,460	7,717	28,183	23,228
Research and development	20,543	16,221	56,444	45,565
General and administrative	16,797	14,679	46,849	42,474
Loss (gain) on foreign exchange	2,905	5,125	6,316	(460)
Total operating expenses	50,705	43,742	137,792	110,807
OPERATING INCOME	94,086	89,562	259,113	259,027
OTHER INCOME (EXPENSE), Net:
Interest income (expense), net	373	(40)	835	(335)
Other income, net	194	132	342	378
Total other income (expense)	567	92	1,177	43
INCOME BEFORE PROVISION FOR INCOME TAXES	94,653	89,654	260,290	259,070
PROVISION FOR INCOME TAXES	(25,426)	(26,897)	(74,703)	(77,721)
NET INCOME	69,227	62,757	185,587	181,349
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(8)	(34)	(33)	(101)
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$69,235	$62,791	$185,620	$181,450
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$1.30	$1.19	$3.50	$3.45
Diluted	$1.29	$1.18	$3.45	$3.40
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	53,071	52,675	53,039	52,628
Diluted	53,761	53,392	53,752	53,390

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Cost of sales	$1,615	$1,359	$4,579	$2,515
Sales and marketing	385	509	1,297	944
Research and development	1,268	993	3,581	1,863
General and administrative	2,395	1,874	6,642	3,540
Total stock-based compensation	5,663	4,735	16,099	8,862
Tax benefit recognized	(1,817)	(1,565)	(5,166)	(2,908)
Net stock-based compensation	$3,846	$3,170	$10,933	$5,954

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS IN COST OF SALES

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Cost of sales
Step-up of inventory (1)	$1,012	$—	$1,385	$—
Amortization of intangible assets (2)	931	387	1,978	1,033
Total acquisition related costs	$1,943	$387	$3,363	$1,033

(1) Amount relates to Menara step-up adjustment on inventory sold during the period
(2) Amount relates to intangible amortization expense during periods presented including amortization of acquired patents

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2016	2015
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$645,558	$582,532
Short-term investments	126,970	106,584
Accounts receivable, net	162,725	150,479
Inventories	242,370	203,738
Prepaid income taxes	35,342	33,692
Prepaid expenses and other current assets	38,913	25,564
Deferred income taxes, net	24,620	20,346
Total current assets	1,276,498	1,122,935
DEFERRED INCOME TAXES, NET	15,371	9,386
GOODWILL	20,142	505
INTANGIBLE ASSETS, NET	28,372	11,904
PROPERTY, PLANT AND EQUIPMENT, NET	367,474	288,604
OTHER ASSETS	19,441	20,095
TOTAL	$1,727,298	$1,453,429
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,188	$2,000
Accounts payable	17,899	26,314
Accrued expenses and other liabilities	96,376	75,667
Deferred income taxes, net	4,047	3,190
Income taxes payable	34,117	37,809
Total current liabilities	155,627	144,980
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	30,223	30,117
LONG-TERM DEBT, NET OF CURRENT PORTION	38,432	17,667
Total liabilities	224,282	192,764
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 53,171,115 and 53,129,315 shares issued and outstanding, respectively, at September 30, 2016; 52,883,902 shares issued and outstanding at December 31, 2015	5	5
Treasury stock, at cost (41,800 and 0 shares held)	(3,483)	—
Additional paid-in capital	635,778	607,649
Retained earnings	1,018,976	833,356
Accumulated other comprehensive loss	(148,430)	(181,482)
Total IPG Photonics Corporation stockholders' equity	1,502,846	1,259,528
NONCONTROLLING INTERESTS	170	1,137
Total equity	$1,503,016	$1,260,665
TOTAL	$1,727,298	$1,453,429

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2016	2015
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$185,587	$181,349
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,646	31,079
Provisions for inventory, warranty & bad debt	33,506	29,414
Other	10,282	3,029
Changes in assets and liabilities that used cash:
Accounts receivable/payable	(20,669)	(15,485)
Inventories	(42,814)	(52,172)
Other	(10,537)	17,397
Net cash provided by operating activities	193,001	194,611
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(101,668)	(50,759)
Proceeds from sales of property, plant and equipment	1,841	231
Purchases of short-term investments	(179,374)	—
Proceeds from short-term investments	158,808	—
Acquisition of businesses, net of cash acquired	(46,527)	(4,958)
Other	16	63
Net cash used in investing activities	(166,904)	(55,423)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	—	(2,274)
Proceeds on long-term borrowings	23,750	—
Principal payments on long-term borrowings	(1,797)	(12,833)
Purchase of noncontrolling interests	(950)	—
Exercise of employee stock options and issuances under employee stock purchase plan	9,186	10,489
Tax benefits from exercise of employee stock options	2,844	5,822
Purchase of Treasury Stock, at cost	(3,483)	—
Net cash provided by financing activities	29,550	1,204
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	7,379	(11,322)
NET INCREASE IN CASH AND CASH EQUIVALENTS	63,026	129,070
CASH AND CASH EQUIVALENTS — Beginning of period	582,532	522,150
CASH AND CASH EQUIVALENTS — End of period	$645,558	$651,220
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$623	$688
Cash paid for income taxes	$92,539	$65,376